Exhibit 2.1

Executed Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

INNOVATIVE INTERNATIONAL ACQUISITION CORP.,

as the Purchaser,

INNOVATIVE International Merger Sub, Inc.,
as Merger Sub,

GREG MORAN,
in the capacity as the Seller Representative,

and

zOOMCAR, Inc.,
as the Company

Dated as of October 13, 2022

i

4.2. Authorization; Binding Agreement	22
4.3. Capitalization	23
4.4. Subsidiaries	24
4.5. Governmental Approvals	24
4.6. Non-Contravention	24
4.7. Financial Statements	25
4.8. Absence of Certain Changes	25
4.9. Compliance with Laws	26
4.10. Company Permits	26
4.11. Litigation	26
4.12. Material Contracts	26
4.13. Intellectual Property	28
4.14. Taxes and Returns	30
4.15. Real Property	32
4.16. Personal Property	32
4.17. Title to and Sufficiency of Assets	32
4.18. Employee Matters	32
4.19. Benefit Plans	33
4.20. Environmental Laws	34
4.21. Transactions with Related Persons	34
4.22. Insurance	34
4.23. Top Suppliers	35
4.24. Certain Business Practices	35
4.25. Investment Company Act	35
4.26. Finders and Brokers	35
4.27. Independent Investigation	36
4.28. Information Supplied	36
4.29. No Other Representations	36

V. COVENANTS	37
5.1. Access and Information	37
5.2. Conduct of Business of the Company	37
5.3. No Control of the Company’s Business	40
5.4. Conduct of Business of the Purchaser	40
5.5. Annual and Interim Financial Statements	43
5.6. Purchaser Public Filings	43
5.7. No Solicitation	43
5.8. No Trading	44
5.9. Notification of Certain Matters	44
5.10. Efforts	44
5.11. Tax Matters	46
5.13. Transfer Taxes	46
5.12. Further Assurances	46
5.14. The Registration Statement	47
5.15. Company Stockholder Meeting	49
5.16. Public Announcements	49
5.17. Confidential Information	50
5.18. Intentionally Omitted	51
5.19. Post-Closing Board of Directors and Executive Officers	51
5.20. Indemnification of Officers and Directors; Tail Insurance	52
5.21. Trust Account Proceeds	52

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5.22. Financing Transactions	53
5.23. Additional Agreements	53
5.24. Interim Period	54

VI. Closing conditions	54
6.1.Conditions to Each Party’s Obligations	54
6.2. Conditions to Obligations of the Company	55
6.3. Conditions to Obligations of the Purchaser	56
6.4. Frustration of Conditions	58

VII. TERMINATION AND EXPENSES	58
7.1. Termination	58
7.2. Effect of Termination	59
7.3. Fees and Expenses	59

VIII. WAIVERS and releases	60
8.1. Waiver of Claims Against Trust	60

Ix. MISCELLANEOUS	61
9.1. No Survival	61
9.2. Notices	61
9.3. Binding Effect; Assignment	62
9.4. Third Parties	63
9.5. Governing Law; Jurisdiction	63
9.6. WAIVER OF JURY TRIAL	63
9.7. Specific Performance	64
9.8. Severability	64
9.9. Amendment	64
9.10. Waiver	64
9.11. Entire Agreement	64
9.12. Interpretation	65
9.13. Counterparts	65
9.14. Seller Representative	66

X DEFINITIONS	67
10.1. Certain Definitions	67
10.2. Section References	79

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Stockholder Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Sponsor Support Agreement
Exhibit D	Form of Ananda Trust Subscription Agreement

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of October 13, 2022 by and among (i) Innovative International Acquisition Corp., a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), the “Purchaser”), (ii)  Innovative International Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Greg Moran, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (iv) Zoomcar, Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A.           The Company, directly and indirectly through its subsidiaries, operates an asset light short-term carsharing platform;

B.            The Purchaser is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses and the Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C.            Prior to the consummation of the Merger (as defined herein), the Purchaser shall continue out of the Cayman Islands and into the State of Delaware as to re-domicile as and become a Delaware corporation pursuant to the Cayman Islands Companies Law (2020 Revision) (the “Cayman Islands Companies Law”) and the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”);

D.            The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which, among other things, (i) all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Stockholder Pro Rata Share (as defined herein) of the Stockholder Merger Consideration (as defined herein) (with outstanding restricted shares of Company Common Stock being exchanged for the right to receive shares of Purchaser Common Stock subject to equivalent restrictions); (ii) outstanding Company Options (as defined herein) shall be assumed by the Purchaser (with equitable adjustments to the number and exercise price of such assumed Company Options) with the result that such assumed Company Options shall be converted into the right to receive options exercisable into shares of Purchaser Common Stock; (iii) outstanding Company Warrants shall be assumed by the Purchaser (with equitable adjustments to the number and exercise price of such assumed Company Warrants) with the result that such assumed Company Warrants shall be converted into the right to receive warrants exercisable into shares of Purchaser Common Stock, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and (iv) the Company’s obligation to issue shares of Company Preferred Stock in exchange for Zoomcar India Stock pursuant to the Zoomcar India Subscription Agreements (all as defined herein) shall be assumed by the Purchaser and shall be converted to obligations to issue shares of Purchaser Common Stock upon the terms set forth in the Zoomcar India Subscription Agreements;

E.             The board of directors of the Purchaser has established a special committee of the board of directors of Purchaser (such committee, the “Special Committee”), the favorable recommendation of which is required as a condition to the board of directors of the Purchaser approving the Transactions. The Special Committee has provided and not revoked or withdrawn its favorable recommendation to the board of directors of Purchaser to approve and adopt the Agreement and the Transactions;

F.            The boards of directors of the Company, the Purchaser and Merger Sub have each (i) determined that the Merger (preceded by the Domestication) is fair, advisable and in the best interests of their respective companies, shareholders and stockholders, (ii) approved this Agreement and the Transactions, including the Domestication and the Merger (as applicable), upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective shareholders and stockholders the approval and adoption of this Agreement and the Transactions, including the Domestication and the Merger;

G.            Simultaneously with the execution and delivery of this Agreement, the Company shall have delivered to Purchaser the stockholder support agreements in the form attached as Exhibit A hereto (collectively, the “Stockholder Support Agreements”) signed by the Company and certain holders of Company Stock mutually agreed upon by the Purchaser and the Company prior to the date hereof, which holders are set forth on Schedule G. Such Stockholder Support Agreements provide that, among other things, such Company Stockholders will vote their shares of Company Stock in favor of this Agreement and the Transactions;

H.            Simultaneously with the execution and delivery of this Agreement, the Company Stockholders set forth on Schedule H and Ananda Trust have each entered into a Lock-Up Agreement with Purchaser, the form of which is attached as Exhibit B hereto (each, a “Lock-Up Agreement”), to become effective as of the Closing;

I.             Simultaneously with the execution and delivery of this Agreement, Innovative International Sponsor I LLC (the “Sponsor”) shall have delivered to the Company and the Purchaser the Sponsor Support Agreement in the form attached hereto as Exhibit C;

J.             On or prior to the date hereof, Ananda Small Business Trust, a Nevada Trust, an affiliate of the Sponsor ( “Ananda Trust”) has invested an aggregate of $10,000,000 in the Company (the “Ananda Trust Investment”), in exchange for a convertible promissory note issued by the Company to the Ananda Trust (the “Ananda Trust Note”), the Company’s repayment obligation under which will be offset against the obligations of Ananda Trust under the subscription agreement entered into by Ananda Trust and the Purchaser concurrent with the Ananda Trust Investment, the form of which is attached as Exhibit D, hereto (collectively, the “Ananda Trust Financing”);

K.            The Parties intend that (i) the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (as defined herein) and (ii) the Domestication will qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the Code; and

L.            Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1           Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, in accordance with the applicable provisions of the DGCL, and following the Domestication, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2           Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.3           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4           Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5           Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety to read in the form of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Zoomcar Holdings, Inc.”, and the incorporator provision shall be deleted, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Zoomcar Holdings, Inc.”, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

1.6           Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Purchaser, after giving effect to Section 5.19, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7           Pre-Closing Company Preferred Stock Exchange. Prior to the Effective Time, the holders of Company Preferred Stock shall either exchange or convert all of their issued and outstanding shares of Company Preferred Stock for shares of Company Common Stock at the applicable conversion ratio (including any accrued or declared but unpaid dividends) (the “Company Preferred Stock Exchange”) as set forth in the Company Charter, a description of such exchange or conversion is set forth in Schedule 1.7.

1.8           Domestication of the Purchaser. Prior to the Effective Time, the Purchaser shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to the Cayman Islands Companies Law and the applicable provisions of the DGCL (the “Domestication”), and subject to the receipt of the approval of the shareholders of the Purchaser to the Domestication and its terms, the Purchaser shall adopt certain organizational documents in form to be mutually agreed upon by the Purchaser and the Company (the “Amended Organizational Documents”), including providing that the name of the Purchaser shall be amended to be “Zoomcar Holdings, Inc.” In connection with the Domestication, all of the issued and outstanding Purchaser Securities shall be exchanged for or converted into substantially identical securities of the Purchaser as a Delaware corporation. For the avoidance of doubt, the Domestication is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. The Parties adopt this Agreement and any documents executed in connection with the Domestication as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.9           Merger Consideration. As consideration for the Merger, the Company Security Holders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of Purchaser Securities with an aggregate value equal to (w) $350,000,000 plus (x) the Aggregate Exercise Price plus (y) the Private Financing Payout Amount minus (z) to the extent applicable and as determined based on the Closing Statement delivered pursuant to Section 1.12, the amount of Closing Net Debt (the “Merger Consideration”), with each Company Stockholder receiving for each share of Company Common Stock held (after giving effect to the Company Preferred Stock Exchange or otherwise treating shares of Company Preferred Stock on an as-converted to Company Common Stock basis, but excluding any Company Securities described in Section 1.10(b)) (treasury stock), a number of shares of Purchaser Common Stock equal to (i) the Per Share Price divided by (ii) $10.00 (the “Conversion Ratio”) (the total portion of the Merger Consideration amount payable to all Company Stockholders in respect of shares of Company Stock, but excluding Merger Consideration payable in respect of Company Options and Assumed Warrants, in accordance with this Agreement being also referred to herein as the “Stockholder Merger Consideration”). The holders of Company Options shall receive such number of Assumed Options as described in Section 1.10(d), with such terms and conditions as described in Section 1.10(d). The holders of Company Warrants that are outstanding immediately prior to the Effective Time shall receive such number of Assumed Warrants as described in Section 1.10(e), with such terms and conditions as described in Section 1.10(e). For purposes of Section 1.9, subject to Section 1.17, the holders of Zoomcar India Stock (the “Zoomcar India Stockholders”) shall be treated as Company Stockholders as of immediately prior to the Effective Time, and shall be entitled to receive (subject to and in accordance with the terms of Section 1.17), in lieu of each share of Zoomcar India Stock held immediately prior to the Effective Time, their pro rata share of the Stockholder Merger Consideration (such aggregate portion of the total Stockholder Merger Consideration issuable in respect of Company Securities which are shares of Zoomcar India Stock, the “Zoomcar India Merger Consideration”), as if such holders exchanged such Zoomcar India Stock for Company Preferred Stock and exchanged such shares of Company Preferred Stock immediately prior to the Effective Time in accordance with the Company Preferred Stock Exchange pursuant to Section 1.7, subject, in all respects to Section 1.10(g) and Section 1.17 below.

1.10         Effect of Merger on Company Securities and Obligations to Issue Additional Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a)            Company Stock. Subject to clause (b) below, all shares of Company Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Stock Exchange) will automatically be cancelled and cease to exist and shall be converted into (i) the right to receive the Stockholder Merger Consideration, with each Company Stockholder being entitled to receive its Stockholder Pro Rata Share1 of the Stockholder Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.11 and (ii) the rights to receive the Stockholder Earnout Shares, if any, pursuant to Section 1.16 hereof. All shares of Company Preferred Stock will be treated on an as-converted to Company Common Stock basis in accordance with Section 1.7. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.15 below). Holders of shares of Company Stock that are subject to restrictions prior to Closing shall receive, as Stockholder Merger Consideration, shares of Purchaser Common Stock (excluding Stockholder Earnout Shares) subject to equivalent restrictions.

(b)            Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c)            Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.15 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.15.

(d)           Company Options. At the Effective Time, each outstanding Company Option (whether vested or unvested, exercisable or unexercisable) that is outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be assumed by the Purchaser and automatically converted into the right to receive an option to acquire shares of Purchaser Common Stock (each, an “Assumed Option”), described further below, and will continue to be subject to the same terms and conditions set forth in the Company Equity Plan and the applicable award agreement as in effect immediately prior to the Effective Time (including, without limitation, the vesting and acceleration provisions therein), except any references therein to the Company or Company Common Stock will instead mean the Purchaser and Purchaser Common Stock, respectively. Each Assumed Option shall: (i) represent the right to acquire a number of shares of Purchaser Common Stock (as rounded up to the nearest whole number) equal to the product of (A) the number of shares of Company Common Stock that were subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; and (ii) have an exercise price (as rounded down to the nearest whole cent) equal to the quotient of (A) the exercise price of the corresponding Company Option, divided by (B) the Conversion Ratio.

(e)            Company Warrants.

(i)            Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and that would automatically and fully be net-exercised in accordance with its terms by virtue of the occurrence of the Merger without the requirement of any other election or action by the Company or holder thereof, shall automatically, without any action on the part of the holder thereof, be net-exercised in accordance with its terms immediately prior to the Effective Time and such Company Warrant shall be cancelled and eligible for the consideration set forth in Section 1.9 based upon the number of shares of Company Stock into which such Company Warrant was automatically exercised.

(ii)            Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time (and which is not automatically and fully exercised in accordance with its terms pursuant to Section 1.10(e)(i)) shall automatically, without any action on the part of the holder thereof, be assumed by the Purchaser and converted into a warrant to purchase that number of shares of Purchaser Common Stock equal to the product of (x) the number of shares of Company Stock subject to such Company Warrant multiplied by (y) the Conversion Ratio (each such warrant, an “Assumed Warrant”).  Each Assumed Warrant shall be in a form mutually agreed by the Purchaser and the Company prior to the Closing and, except as otherwise set forth in this Agreement, shall be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Company Warrant immediately prior to the Effective Time, except that each Assumed Warrant shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of the Company Warrant by (y) the Conversion Ratio (which price per share shall be rounded down to the nearest whole cent). Upon exercise of any Assumed Warrant, no evidence of book-entry shares representing fractional shares of Purchaser Common Stock shall be issuable thereunder; in lieu of the issuance of any such fractional share, Purchaser shall round up to the nearest whole share of Purchaser Common Stock.

(f)            Company Convertible Notes. Immediately prior to the Effective Time, all of the Company Convertible Notes shall have been exercised and shall have been exchanged or converted for shares of Company Common Stock as set forth in the related note purchase agreements.

(g)            Zoomcar India Stock. For the avoidance of doubt, the terms and procedures described in Sections 1.10(a) - (f) apply exclusively to Company Securities of and issued by the Company. Company Securities issued by Zoomcar India are subject to the terms and procedures described in Section 1.17. To the extent that, prior to the Effective Time, any holder of Zoomcar India Stock has consummated a Zoomcar India Swap, each such holder shall be a holder of Company Securities to which the terms of Sections 1.10(a) - (f) apply, equivalent to any other holder of outstanding Company Securities issued by the Company. At the Closing, the obligations of the Company to issue shares of Company Preferred Stock in exchange for shares of Zoomcar India Stock outstanding immediately prior to the Effective Time (with respect to which no Zoomcar India Swap has been consummated prior to the Effective Time) shall, without any action on the part of any holder of Zoomcar India Stock, be assumed by the Purchaser and converted into obligations to issue shares of Purchaser Common Stock to each holder of Zoomcar India Stock in an amount equal to (x) the number of shares of Company Common Stock issuable in exchange for such Zoomcar India Stock (giving effect to the Company Preferred Stock Exchange) multiplied by (y) the Conversion Ratio, in each case subject to the terms and conditions and satisfaction of the procedures described in Section 1.17.

(h)            Other Company Convertible Securities. Any Company Convertible Security other than a Company Option or Company Warrant, if not exercised or converted prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Stock.

1.11         Surrender of Company Securities and Disbursement of Merger Consideration.

(a)            Prior to the Effective Time, the Purchaser shall appoint a transfer agent acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Stock (“Company Certificates”) for the Stockholder Merger Consideration and shares of Zoomcar India Stock, as applicable. At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Merger Consideration (and not the Stockholder Earnout Shares, which will be deposited in the Earnout Escrow Account in accordance with Section 1.16) (such fund, the “Exchange Fund”). Purchaser shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Stockholder Merger Consideration out of the Exchange Fund in accordance with the Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement. Prior to the Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange (a “Letter of Transmittal”) in a form to be mutually agreed upon by the Company and the Purchaser.

(b)            Each Company Stockholder shall be entitled to receive its Stockholder Pro Rata Share of the Stockholder Merger Consideration (and not the Stockholder Earnout Shares) in respect of the Company Stock represented by the Company Certificate(s) (excluding any Company Securities described in Sections 1.10(b) or 1.10(c)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”) in forms to be mutually agreed by the Purchaser and the Company prior to the Closing: (i) a properly completed and duly executed Letter of Transmittal and (ii) such other related documents as may be reasonably requested by the Exchange Agent. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Stockholder Merger Consideration attributable to such Company Certificate plus the right to receive the Stockholder Earnout Shares, if any, pursuant to Section 1.16 hereof.

(c)            If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)            After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.11. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall provide the other Transmittal Documents. Subject to applicable Law, following delivery of the other Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.

(e)            All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any portion of the Stockholder Merger Consideration made available to the Exchange Agent pursuant to Section 1.11(a) that remains unclaimed by Company Stockholders two (2) years after the Effective Time shall be returned to the Purchaser and any Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Stockholder Merger Consideration in accordance with this Section 1.11 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Stockholder Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Any portion of any Earnout Escrow Property disbursed to the Earnout Escrow Agent in accordance with the Earnout Escrow Agreement that remains unclaimed by Company Stockholders four (4) years after the Effective Time shall be returned to the Purchaser and any Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.11 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Stockholder Merger Consideration in respect of such Company Securities without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)            Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the Transactions, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.12         Consideration Spreadsheet and Closing Statement.

(a)            At least three (3) Business Days prior to the Closing, the Company shall deliver to Purchaser a spreadsheet (the “Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(i)            the name of each Company Stockholder and the number and class, type or series of shares of Company Stock held by each, and in the case of shares of (A) each series of Company Preferred Stock, the class and number of shares of Company Common Stock into which such shares of such series of Company Preferred Stock are convertible at the Closing and (B) restricted shares of Company Common Stock and the restrictions applicable thereto;

(ii)            the names of each holder of Company Warrants and the number and class, type or series of shares of Company Stock subject to each Company Warrant held by it;

(iii)           the names of record of each holder of vested and unvested Company Options, and the exercise price, number of shares of Company Common Stock subject to each vested and unvested Company Option held by it;

(iv)           the number of Company Fully Diluted Shares;

(v)            detailed calculations of each of the following (in each case, determined without regard to withholding): (A) the Conversion Ratio: (B) the number of shares subject to the Merger Consideration; (C) for each Assumed Option, the exercise price therefor and the number of shares of Purchaser Common Stock subject to such Assumed Option; and (E) for each Assumed Warrant, the exercise price therefor and the number of shares of Purchaser Common Stock subject to such Assumed Warrant;

(vi)           the portion of the Stockholder Merger Consideration which shall be deposited into the Zoomcar India Escrow Account as Zoomcar India Merger Consideration (determined without regard to withholding, to be satisfied by recipient in accordance herewith);

(vii)          a good faith calculation of the Company Transaction Expenses as of the Reference Time, in reasonable detail including for each component thereof;

(viii)         a statement (the “Closing Statement”) setting forth (a) a good faith calculation of the Company’s estimate of the Closing Net Debt, as of the Reference Time, and the resulting Merger Consideration based on such estimates, in reasonable detail including for each component thereof. Promptly upon delivering the Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, which adjusted Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement; and

(ix)           any explanatory or supporting information, including calculations, as the Purchaser may reasonably request.

1.13         Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.14         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.15         Appraisal Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) with respect to its Company Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Stockholder Merger Consideration or the Stockholder Earnout Shares, if any, with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Stockholder Merger Consideration (and the Stockholder Earnout Shares) shall be reduced by the Stockholder Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Stockholder Merger Consideration (or Stockholder Earnout Shares) with respect to any Dissenting Shares.

1.16         Earnout and Earnout Escrow.

(a)            At or prior to the Closing, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (the “Earnout Escrow Agent”), shall enter into an escrow agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Earnout Escrow Agreement”), pursuant to which the Purchaser shall issue in the name of the Company Stockholders, the Stockholder Earnout Shares, each valued at $10.00 per share. Purchaser shall deposit such Stockholder Earnout Shares with the Earnout Escrow Agent to be held, along with any other dividends, distributions or other income on such Stockholder Earnout Shares (together with such Stockholder Earnout Shares, the “Earnout Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of this Section 1.16 and the Earnout Escrow Agreement. The Company Stockholders shall be shown as registered owners of such Stockholder Earnout Shares on the books and records of Purchaser, and subject to any limitations set forth in this Section 1.16, shall be entitled to exercise voting rights and to receive dividends (if declared) with respect to such Stockholder Earnout Shares (other than non-taxable stock dividends, which shall be included as part of the Earnout Escrow Property). The Earnout Escrow Property shall be allocated among and transferred to the Company Stockholders pro rata based on their Stockholder Pro Rata Share as additional consideration from the Purchaser based on the performance of the Purchaser’s Common Stock during the five (5) year period after the Closing (the “Earnout Period”) in accordance with this Section 1.16, which Stockholder Pro Rata Share shall be payable to such Company Stockholders in the form of Stockholder Earnout Shares and any related dividends, distributions or other income thereon.

(b)            Distributions of Earnout Escrow Property shall be made, subject to receipt of the necessary Transmittal Documents in accordance with Section 1.11, from the Earnout Escrow Account upon the occurrence and continuation of the following events, if any:

(i)            In the event that the VWAP of the Purchaser Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and similar transactions after the Closing) (the “Tier I Share Price Target”) for at least twenty (20) of thirty (30) consecutive Trading Days during the Earnout Period, then, subject to the terms and conditions of this Agreement, each Company Stockholder in whose name Stockholder Earnout Shares are issued shall be entitled to receive from the Earnout Escrow Account its Stockholder Pro Rata Share of fifty percent (50%) of the Earnout Escrow Property.

(ii)            In the event that the VWAP of the Purchaser Common Stock equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and similar transactions after the Closing) (the “Tier II Share Price Target”, and together with the Tier I Share Price Target, the “Share Price Targets”) for at least twenty (20) of thirty (30) consecutive Trading Days during the Earnout Period, then, subject to the terms and conditions of this Agreement, each Company Stockholder in whose name Stockholder Earnout Shares are issued shall be entitled to receive from the Earnout Escrow Account its Stockholder Pro Rata Share of the remaining Earnout Escrow Property.

(iii)            For purposes hereof, the twenty-day and thirty-day periods referenced to in Section 1.16(b)(i) and Section 1.16(b)(ii) may be overlapping, such that both targets may be achieved simultaneously or during overlapping time periods.

(c)            If either of the Share Price Targets is satisfied, within five (5) Business Days after the last Trading Day in such thirty-day period, Purchaser’s Chief Financial Officer (the “CFO”) shall prepare and deliver to the Seller Representative a written statement (each, an “Earnout Statement”) setting forth the satisfaction of the applicable Share Price Target. Within three (3) Business Days delivery of such Earnout Statement, the Seller Representative and the CFO shall provide the Earnout Escrow Agent with joint written instructions to release the applicable Earnout Escrow Property to the Company Stockholders. In the event that one or both of the Share Price Targets are not achieved, there shall be partial disbursements, or no disbursements, as applicable, of Earnout Escrow Property from the Earnout Escrow Account and all or a portion, as applicable, of the Earnout Shares shall be delivered from the Earnout Escrow Account to the Purchaser, to be cancelled by the Purchaser.

(d)            Following the Closing (including during the Earnout Period), the Purchaser and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of the Purchaser and its Subsidiaries. Each of the Purchaser and its Subsidiaries, including the Target Companies, will be permitted, following the Closing (including during the Earnout Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on, the share price of Purchaser Common Stock and the ability of Company Stockholders to earn the Stockholder Earnout Shares, and the Company Stockholders will not have any right to claim the loss of all or any portion of any Stockholder Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, the Purchaser shall not, and shall cause its Subsidiaries, including the Target Companies, not to, take or omit to take any action that has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Share Price Targets.

(e)            Any payment made pursuant to Section 1.16 or Section 1.17, including, for the avoidance of doubt, payments from the Earnout Escrow Account and the Zoomcar India Escrow Account, shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by a change in applicable Tax Law.

(f)            If a Change of Control of Purchaser occurs during the Earnout Period and the value of the implied per share consideration to be received by holders of Purchaser Common Stock in such transaction (the “Implied Price Per Share”) is above the Tier I Share Price Target, then, immediately prior to the consummation of such Change of Control, to the extent not previously distributed, and subject to the terms and conditions of this Agreement, each Company Stockholder in whose name Stockholder Earnout Shares are issued shall be entitled to receive from the Earnout Escrow Account its Stockholder Pro Rata Share of fifty percent (50%) of the Earnout Escrow Property. In the event that during the Earnout Period, there is a Change of Control of Purchaser and the Implied Price Per Share is above the Tier II Share Price Target, then, immediately prior to the consummation of such Change of Control, to the extent not previously distributed, and subject to the terms and conditions of this Agreement, each Company Stockholder in whose name Stockholder Earnout Shares are issued shall be entitled to receive from the Earnout Escrow Account its Stockholder Pro Rata Share of the remaining Earnout Escrow Property.

(g)            If a Change of Control of Purchaser may occur during the Earnout Period, the CFO will prepare and deliver to the Seller Representative a written statement (a “COC Earnout Statement”) that sets forth whether the per share consideration to be received by holders of Purchaser Common Stock in such transaction meets or exceeds either of the Share Price Targets.  The Seller Representative will have ten (10) Business Days after its receipt of a COC Earnout Statement to review it.  The Seller Representative may make inquiries of the CFO and related Purchaser and Target Company personnel and advisors regarding questions concerning or disagreements with the COC Earnout Statement arising in the course of their review thereof, and the Purchaser and the Target Companies shall provide reasonable cooperation in connection therewith.  If the Seller Representative has any objections to a COC Earnout Statement, Seller Representative shall deliver to the Purchaser (to the attention of the CFO) a statement setting forth its objections thereto (in reasonable detail).  If such written statement is not delivered by the Seller Representative within ten (10) Business Days following the date of delivery of such COC Earnout Statement, then Seller Representative will have waived its right to contest such COC Earnout Statement.  If such written statement is delivered by Seller Representative within such ten (10) Business Day period, then the Seller Representative shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Day thereafter.  If the Seller Representative does not reach a final resolution within such ten (10) Business Day period, then upon the written request of the Seller Representative, the Seller Representative will refer the dispute to the disinterested independent directors of the Post-Closing Purchaser Board for final resolution of the dispute in accordance with the procedures set forth in Section 1.16(h).

(h)            If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.16 to the disinterested independent directors of the Post-Closing Purchaser Board for final resolution, the Parties will follow the procedures set forth in this Section 1.16(h).  The disinterested independent directors of the Post-Closing Purchaser Board will determine only those issues still in dispute as of the COC Notice Date and the disinterested independent directors of the Post-Closing Purchaser Board’s determination will be based solely upon and consistent with the terms and conditions of this Agreement.  Seller Representative will use its commercially reasonable efforts to make its presentation as promptly as practicable following submission to the disinterested independent directors of the Post-Closing Purchaser Board of the disputed items.  In deciding any matter, the disinterested independent directors of the Post-Closing Purchaser Board will be bound by the provisions of this Agreement, including this Section 1.16(h).  The Seller Representative will request that the disinterested independent directors of the Post-Closing Purchaser Board’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible. Such determination shall be set forth in a written statement delivered to the Seller Representative and the Purchaser and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(i)            If there is a final determination in accordance with this Section 1.16 that the Company Stockholders in whose name Stockholder Earnout Shares are issued are entitled to receive the Earnout Escrow Property for having achieved a Share Price Target, then such Earnout Escrow Property attributable to such Share Price Target will be due upon such final determination and the Earnout Escrow Agent will issue and deliver such shares to the Company Stockholders within ten (10) Business Days thereafter, with each such Company Stockholders receiving its Stockholder Pro Rata Share of such Earnout Escrow Property. For the avoidance of doubt, any potential Change of Control transaction may not be consummated unless and until there is a final determination in accordance with this Section 1.16 regarding whether such Company Stockholders are entitled to receive any Earnout Escrow Property.

(j)            For the purposes of this Agreement, a “Change of Control” shall be deemed to occur, as determined by a majority of the disinterested independent directors of the Post-Closing Purchaser Board, with respect to Purchaser upon:

(i)            a sale, lease, license or other disposition, in a single transaction or a series of related transactions, directly or indirectly, of fifty percent (50%) or more of the assets of Purchaser and its direct or indirect Subsidiaries, taken as a whole, to a Person other than its Affiliates;

(ii)           a takeover, scheme of arrangement, merger, consolidation or other business combination of Purchaser by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than its Affiliates, in which (x) after such transaction, the Purchaser board of directors immediately prior to the takeover, scheme of arrangement, merger, consolidation or other business combination does not constitute at least a majority of the board of directors of the of Purchaser or the surviving Person or, if the surviving Person is a Subsidiary, the ultimate parent thereof, or (y) such Person or group acquires at least fifty percent (50%) of the combined voting power of the then outstanding securities of Purchaser or the surviving Person outstanding immediately after such combination; or

(iii)            any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than its Affiliates, obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of Purchaser representing more than fifty percent (50%) of the voting power of the capital stock of Purchaser entitled to vote for the election of directors of Purchaser.

1.17         Zoomcar India Escrow. At or prior to the Closing, Purchaser, Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Purchaser and the Company), as escrow agent (the “Zoomcar India Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time (the “Zoomcar India Escrow Agreement”), pursuant to which Purchaser shall deposit with the Zoomcar India Escrow Agent such number of shares of Purchaser Common Stock representing the Zoomcar India Merger Consideration, which shall be withheld from the Merger Consideration (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Zoomcar India Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Zoomcar India Escrow Shares (other than regular ordinary dividends) (together with the Zoomcar India Escrow Shares, the “Zoomcar India Escrow Property”), in a segregated escrow account (the “Zoomcar India Escrow Account”) and disbursed to applicable Zoomcar India Stockholders upon (a) satisfaction of applicable Tax withholding requirements, if any, and (b) receipt by the Zoomcar India Escrow Agent of (i) a properly completed and duly executed Letter of Transmittal and (ii) such other related documents as may be reasonably requested by the Company or the Zoomcar India Escrow Agent, each (in the case of (i) and (ii)) in accordance with the terms of the Zoomcar India Escrow Agreement. Any portion of the Zoomcar India Escrow Property that remains unclaimed by Zoomcar India Stockholders one (1) year after the Effective Time shall be returned to the Purchaser and cancelled upon such date; provided, however, that expiration of such Zoomcar India escrow arrangement shall not affect the right of Zoomcar India Stockholders to receive their pro rata portions of the Zoomcar India Merger Consideration.

Article II
CLOSING

2.1           Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Transactions (the “Closing”) shall take place electronically, through the exchange of documents via electronic mail or facsimile, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer provided that any information set forth in any one section of either Company Disclosure Schedules shall be deemed to apply to each other applicable Section of this Article III), or (ii) the SEC Reports that are available on the SEC’s website through EDGAR at least two (2) Business Days prior to the date hereof (it being acknowledged that (x) nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement) or Section 3.5 (Capitalization) and (y) nothing disclosed in such a SEC Report under the headings “Risk Factors” or “Forward-Looking Statements” will be deemed to modify or qualify and representations or warranties set forth in Article III), the Purchaser and Merger Sub, but only with respect to representations expressly applicable to Merger Subs, jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

3.1           Organization and Standing. The Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a company duly incorporated, validly existing and in good standing. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Purchaser and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Each of the Purchaser and Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. Neither the Purchaser nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

3.2           Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite corporate power and authority (as applicable) to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions and thereby, subject, in the case of the Purchaser, to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (a) have been favorably recommended by the Special Committee to the board of directors of Purchaser, (b) have been duly and validly authorized by the board of directors of the Purchaser, and (c) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other organizational action and no other corporate or organizational actions or proceedings, other than as set forth elsewhere in the Agreement, on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which Merger Sub is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or Merger Sub, enforceable against the Purchaser or Merger Sub, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3           Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Sub, is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser or Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on the Purchaser or Merger Sub or materially impair or delay the ability of the Purchaser or Merger Sub to consummate the Transactions.

3.4           Non-Contravention. The execution and delivery by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser or Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Purchaser or Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s or Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or Merger Sub or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser or Merger Sub or materially impair or delay the ability of the Purchaser or Merger Sub to consummate the Transactions.

3.5           Capitalization.

(a)            The Purchaser is authorized to issue (i) 200,000,000 Purchaser Class A Ordinary Shares, (ii) 20,000,000 Class B Ordinary Shares and (iii) 1,000,000 Purchaser Preference Shares. As of the date of this Agreement, 1,060,000 Class A Ordinary Shares and 8,050,000 Class B Ordinary Shares are issued and outstanding. As of the date of this Agreement, there are no issued or outstanding Purchaser Preference Shares. All outstanding Purchaser Ordinary Shares, Purchaser Units and Purchaser Warrants are duly authorized, validly issued (if applicable), fully paid and non-assessable (if applicable) and are not subject to or issued or authorized in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Companies Law, Purchaser Memorandum and Articles or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Securities has been authorized or issued in violation of any applicable securities Laws.

(b)            Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, all of which are issued and outstanding, and all of which are owned by the Purchaser. Prior to giving effect to the Transactions, other than Merger Sub, the Purchaser does not have, and has not had, any Subsidiaries or own any equity interests in any other Person.

(c)            Except as set forth in Section 3.5(a), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or (B) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(d)            All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e)            Since the date of formation of the Purchaser, and except as contemplated by this Agreement (including any redemptions that may occur in connection with an Extension, if any), the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

3.6           SEC Filings and Purchaser Financials.

(a)            The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of 2021 (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Class A Ordinary Shares and the Purchaser Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b)            The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)            Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s last Quarterly Report on Form 10-Q.

(d)            Since the IPO, the Purchaser has not received from the SEC staff or its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser or (iii) fraud, whether or not material, that involves management or other employees of the Purchaser who have a significant role in the internal controls over financial reporting of the Purchaser.

3.7            Absence of Certain Changes. As of the date of this Agreement, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since its formation, not been subject to a Material Adverse Effect on the Purchaser.

3.8            Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9            Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened, material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10          Taxes and Returns.

(a)            The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. The Purchaser has complied in all material respects with all applicable Laws relating to Taxes. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)            Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked or amended any material Tax election, (iii) filed any amended Tax Returns or claims for refunds or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c)            To the Knowledge of Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

3.11          Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions or the transactions contemplated by the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) from Purchaser or its Subsidiaries becoming due to any director, officer or employee of Purchaser or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit. There is no arrangement with respect to any employee of Purchaser that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Purchaser and no arrangement exists pursuant to which the Purchaser will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax on a payment to such Person.

3.12          Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13          Material Contracts.

(a)            Except as disclosed in Purchaser’s SEC Reports, other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)            With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14          Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15          Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.16          Investment Company Act; JOBS Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended. The Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

3.17          Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

3.18          Ownership of Stockholder Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, the Earnout Escrow Agreement, the Zoomcar India Escrow Agreement and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19          Certain Business Practices.

(a)            Neither the Purchaser, nor any of its directors or officers, nor, to the Knowledge of the Purchaser, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the any local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b)            The operations of the Purchaser are and have been conducted at all times in material compliance with anti-money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)            None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20          Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, products, products liability, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.21          Purchaser Trust Account. As of June 30, 2022, the Trust Account has a rounded off balance of no less than $234,944,425. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser Memorandum and Articles (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the first sentence of Section 8.1.

3.22          Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary documents to which it is a party and to consummate the transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser pursuant hereto; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

3.23          Fairness Opinion. The Special Committee has received the opinion of Houlihan Capital, LLC, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other conditions contained therein, (i) the Transactions and any related financing transactions, and (ii) the Ananda Trust Financing, are fair, from a financial point of view, to the Purchaser’s unaffiliated security holders.

3.24          No Other Representations. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Purchaser, nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Purchaser or Merger Sub or their respective businesses, operations, assets or Liabilities, or the Transactions or the transactions contemplated by any of the Ancillary Documents, and the Purchaser and Merger Sub hereby expressly disclaim any other representations or warranties, whether implied or made by the Purchaser, Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, the Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of the Purchaser or Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser or Merger Sub.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided that any information set forth in any one section of either Company Disclosure Schedules shall be deemed to apply to each other applicable Section of this Article IV), the Company hereby represents and warrants to the Purchaser, as of the date hereof, as follows:

4.1            Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business as of the date of this Agreement and all names other than its legal name under which any Target Company does business as of the date of this Agreement. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2            Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Stockholder Support Agreements are in full force and effect.

4.3            Capitalization.

(a)            The Company is authorized to issue (i) 220,000,000 shares of Company Common Stock, par value $0.0001 per share, of which 16,991,740 shares are issued and outstanding, and (ii) 140,136,788 shares of Company Preferred Stock, par value $0.0001 per share, of which 112,660,311 shares are issued and outstanding. With respect to the Company Preferred Stock, the Company has designated (A) 6,836,726 shares as Series Seed Preferred Stock, all of which are outstanding, (B) 11,379,405 shares as Series A Preferred Stock, all of which are outstanding, (C) 4,536,924 shares as Series A2 Preferred Stock, all of which are outstanding, (D) 18,393,332 shares as Series B Preferred Stock, all of which are outstanding, (E) 12,204,208 shares as Series C Preferred Stock, of which 4,420,023 shares are outstanding, (F) 21,786,721 shares as Series D Preferred Stock, of which 19,016,963 shares are outstanding, (G) 32,999,472 shares as Series E Preferred Stock, of which 29,999,516 shares are outstanding and (H) 32,000,000 shares as Series E-1 Preferred Stock, of which 5,020,879 shares are outstanding. Prior to giving effect to the Transactions, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a) as of the date of this Agreement, along with the record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the DGCL.

(b)            As of the date of this Agreement, the Company has reserved 21,684,309 shares of Company Common Stock for issuance pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders. As of the date of this Agreement, of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, (x) 17,784,553 of such shares are reserved for issuance upon exercise of Company Options that are outstanding as of the date of this Agreement, (y) 1,560,339 of such shares were issued upon exercise of Company Options previously granted under the Company Equity Plan, and (z) 339,806 of such shares were issued pursuant to restricted stock purchase agreements.

(c)            Other than as set forth on Schedule 4.3(c), 4.3(b), as of the date of this Agreement, there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(c), as of the date of this Agreement, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter and Schedule 4.3(c), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d)            Except as disclosed in the Company Financials, since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4            Subsidiaries. Schedule 4.4 sets forth as of the date of this Agreement, the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable) and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. Except as set forth on Schedule 4.4, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5            Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, or (c) any Consent of or with any Governmental Authority the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole.

4.6            Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents; (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), to the extent that the occurrence of the foregoing would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole.

4.7            Financial Statements.

(a)            As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of March 31, 2022 (the “Balance Sheet Date”) and March 31, 2021 and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Company Financials”). True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (w) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (x) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved, and (y) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Companies has ever been subject to the reporting requirements of Section 13(a) and 15(d) of the Exchange Act.

(b)            Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) Liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) liabilities that are executory obligations arising under Contracts to which a Target Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Document or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 4.7(b), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated or asserted or, to the Knowledge of the Company, unasserted).

(c)            The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and the Company’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)            The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(d)

4.8            Absence of Certain Changes. Except as set forth on Schedule 4.8, since the Balance Sheet Date, (a) the material operations of the business of the Target Companies have been conducted only in the ordinary course of business consistent with past practice (aside from steps taken in contemplation of the Transactions and Covid-19 Measures), (b) there has not been a Material Adverse Effect of the Target Companies and (c) except as set forth on Schedule 4.8(c), no Target Company has taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9            Compliance with Laws. Since January 1, 2020, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of (nor has any Target Company received, since January 1, 2020 to the date of this Agreement, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of) any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

4.10          Company Permits. Each of the Target Companies is in possession of all Permits necessary for each Target Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”) other than any such Company Permits which if not held by a Target Company would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. No Target Company is in conflict with, or in default, breach or violation of, any Company Permit, except as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

4.11          Litigation. Except as described on Schedule 4.11 , as of the date of this Agreement there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority, in either case of (a) or (b) by or against any Target Company, its business, equity securities or assets, which is reasonably expected to have a Material Adverse Effect upon the Target Companies, taken as whole. Since January 1, 2020, to the Company’s Knowledge, none of the current or former executive officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12          Material Contracts.

(a)            Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected as of the date of this Agreement (each Contract required to be set forth on Schedule 4.12(a), other than a Company Benefit Plan, a “Company Material Contract”) that:

(i)            contains covenants that materially limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)            involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)            evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;

(iv)            involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $200,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(v)            relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets, in each case with ongoing obligations on behalf of any Target Company;

(vi)           by its terms, individually or with all related Contracts, called for aggregate payments or resulted in receipts by the Target Companies under such Contract or Contracts of at least $500,000 in the 12-month period ended March 31, 2022, and which the Company reasonably expects to require payments or receipts of at least $500,000 in the current fiscal year;

(vii)           is between any Target Company and any of its directors, officers, contractors or employees of a Target Company or any Related Person (other than at-will employment or consulting arrangements or intellectual property assignment agreements with employees and contractors entered into in the ordinary course of business consistent with past practice and comporting in all material respects with the Target Company form agreements therefor), including all non-competition, severance and indemnification agreements;

(viii)         obligates the Target Companies to make any capital commitment or expenditure in excess of $200,000 (including pursuant to any joint venture);

(ix)            relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(x)            relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business or (D) non-exclusive licenses granted by any Target Company to, or to any Target Company from, customers or distributors in the ordinary course of business;

(xi)            that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xii)           is otherwise material to the Target Companies, taken as a whole, and not described in clauses (i) through (xi) above.

(b)            Except as disclosed in Schedule 4.12(b) or with respect to agreements described herein to be terminated concurrent with the Closing, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, as of the date of this Agreement each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) as of the date of this Agreement, no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company as of the date of this Agreement, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) as of the date of this Agreement no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) as of the date of this Agreement, no Target Company has waived any material rights under any such Company Material Contract.

4.13          Intellectual Property.

(a)            Schedule 4.13(a) sets forth as of the date of this Agreement (i) all material U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications therefor owned, purported to be owned, or exclusively licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is or purports to be the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates and (ii) all material unregistered Intellectual Property owned or purported to be owned by, licensed by, licensed to, or otherwise used or held for use by a Target Company (collectively with the Company Registered IP, “Company IP”).

(b)            Each Target Company has a valid and enforceable license to use all third-party Intellectual Property that is used or practiced in the conduct of its respective business. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c)            Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor or grantor of rights (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property affected, (ii) the licensee or rights recipient under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Schedule 4.13(c) also sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensee or recipient of rights (each, an “Inbound IP License”; the Outbound IP Licenses and Inbound IP Licenses collectively the “Company IP Licenses”), other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements, (C) confidentiality agreements entered into in the ordinary course of business solely for the purposes of evaluating a potential business relationship, or (D) non-exclusive licenses granted by any Target Company, or to any Target Company in the ordinary course of business, and for each such Inbound IP License, describes (i) the applicable Intellectual Property affected, (ii) the licensor or grantor of rights under such Inbound IP License, and (iii) any royalties, license fees or other compensation due to any Person, if any. Each Company IP License is in effect, binding on, and enforceable against the parties thereto. No Target Company, nor to the Company’s Knowledge, no counterparty to any Company IP License, is in material breach of any Company IP License.

(d)            No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, purported to be owned, licensed, used or held for use by the Target Companies. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution, wrongful disclosure or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company; (iii) there are no outstanding Orders to which any Target Company is a party or its otherwise bound that (A) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (B) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (C) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned or purported to be owned by a Target Company. No Target Company is currently infringing, misappropriating, wrongfully disclosing, diluting or otherwise violating any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or since January 1, 2020 has been, infringing upon, misappropriating, wrongfully disclosing, diluting, or otherwise violating any Company IP.

(e)            To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company; and (ii) the operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third Person.

(f)            No Target Company is legally bound by any Contract or other obligation under which the occurrence of the Closing would (i) obligate such Target Company to license, or otherwise grant rights or result in the grant of rights to any other Person in, any Intellectual Property (whether owned or used by the Company), (ii) entitle any Person to a release of any source code escrow or any other disclosure of any source code that is Company Intellectual Property, (iii) result in any material Liens on the Company Intellectual Property, (iv) result in the material loss or impairment of such Target Company’s rights to own or use any Company Intellectual Property or (v) otherwise materially increase any burdens or decrease any rights relating to the Company Intellectual Property.

(g)            Each Target Company has taken commercially reasonable steps to protect and preserve Trade Secrets and other proprietary and confidential information included in the Company Intellectual Property. Each Target Company has taken commercially reasonable steps to comply with all duties of the Target Company to protect the confidentiality of proprietary and confidential information provided to the Company by any other Person. None of the current or former employees, consultants or independent contractors of any Target Company or any other Persons has violated any agreements under which (i) any such Person has a confidentiality obligation to the Target Company or (ii) the Target Company has agreed to keep confidential any information of another Person.

(h)            Each Target Company has taken and takes all commercially reasonable steps to ensure that all IT assets, Software, and other data residing on its computer networks or on portions of networks under the control of the Target Company or licensed or otherwise distributed to customers of the Target Company is free of Harmful Code. The Company Intellectual Property does not contain any Harmful Code. Each Target Company has implemented commercially reasonable backup, security and disaster recovery technology, plans, procedures and facilities consistent with industry practice. No Target Company has conducted any investigation or inquiry (internally or through any other Person) with respect to, any actual or potential physical or electronic theft, misappropriation, or unauthorized access to or disclosure or use of any IT assets, Software, or Trade Secrets.

(i)            No Target Company is or has been a member of, and no Target Company has been or is obligated to license or disclose any Company Intellectual Property to, any official or de facto standards setting or similar organization or to any such organization’s members.

(j)            None of the Software within the Company Intellectual Property or included in any product or service of any Target Company is, in whole or in part, subject to the provision of any open source agreement or other license agreement that requires any portion of such Software to be made available without charging any fee, requires any Target Company to permit preparing derivative works based on such Software, requires making available any source code for any portion of such Software, grants a license or covenant not to sue under any Patent, or imposes any other material limitation, restriction or condition on the right or ability of any Target Company to use, distribute or enforce any Company Intellectual Property.

(k)            To Knowledge of the Company, each of the Software programs included in the Company IP has been documented in accordance with the standard practices of the Target Company owning or purporting to own such Software and the Target Companies possess full and complete source and object code versions of all such Software owned or purported to be owned by each Target Company, except to the extent as would not reasonably be expected to have a Material Adverse Effect on the business of the Target Companies, taken as a whole.

4.14          Taxes and Returns. Except as set forth on Schedule 4.14, or as previously disclosed to the Purchaser, as of the date hereof:

(a)            Each Target Company has timely filed, or caused to be timely filed, material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, correct and complete in all material respects, and has timely paid, collected or withheld, or caused to be paid, collected or withheld, material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with past practices of Target Companies.

(b)            There is no material Action currently pending or, to the Knowledge of the Company, threatened in writing against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)            No Target Company is being audited by any Governmental Authority or has been notified in writing by any Governmental Authority that any such audit is contemplated or pending. There are no material claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Taxes, and no Target Company has been notified in writing of any proposed material Tax claims or assessments against it in respect of any material Taxes (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with past practices of the Target Companies).

(d)            There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)            Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such material Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)            No Target Company has any outstanding material waivers, extensions or requests for extensions of any applicable statute of limitations to assess any material amount of Taxes.

(g)            No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Tax authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)            No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b).

(i)            No Target Company has any Liability for the material Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice documented in writing (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not Taxes) with respect to material Taxes that will be binding on any Target Company with respect to any period following the Closing Date.

(j)            No Target Company is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.

(k)            No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l)            No Target Company will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code or “gain recognition agreements” entered into under Section 367 of the Code (or, in each case, any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue realized on or before the Closing Date (vi) election under Section 108(i) of the Code made on or before the Closing Date, (vii) Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued prior to the Closing Date, (viii) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing Date, (ix) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date or (x) election made pursuant to Section 965(h) of the Code.

(m)            No Target Company that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) owns any “United States property” (as defined in Section 956(c) of the Code).

(n)            To the Knowledge of the Company, each Target Company subject to US Tax Law is, and at all times has been, compliant in all material respects with any applicable documentation requirements of Section 482 of the Code where such Target Company conducts business operations, to the extent applicable.

(o)            The Company has been properly classified as a C corporation within the meaning of Section 1361(a)(2) of the Code at all times since its incorporation.

(p)            To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

4.15          Real Property. Except as set forth on Schedule 4.15, the Target Companies do not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. Each Target Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.15, free and clear of all Liens. No Target Company has breached or violated any local zoning ordinance, and no notice from any Person has been received by any Target Company or served upon any Target Company claiming any violation of any local zoning ordinance.

4.16          Personal Property. All items of Personal Property in the aggregate are in good operating condition and repair and function in all material respects in the aggregate in accordance with their intended uses (ordinary wear and tear excepted).

4.17          Title to and Sufficiency of Assets. The assets that the Target Companies will continue to have good and valid title to, or the right to use, following the Closing constitute all of the material assets necessary for the conduct of the business and operations of the Target Companies as currently conducted.

4.18          Employee Matters.

(a)            No Target Company is a party to any collective bargaining agreement or similar Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened in writing any strike, slow-down, picketing, work-stoppage, arbitration or other similar labor activity (including unfair labor practice charges, grievances or complaints) with respect to any such employees. As of the date hereof, no current officer of a Target Company has provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company.

(b)            Except as set forth in Schedule 4.18(b), each Target Company (i) to the Knowledge of the Company, is and has since January 1, 2020 been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (collectively, “Employment Laws”), (ii) has not incurred any material Liability that remains unsatisfied as of the date of this Agreement for any material past due arrears of wages or any material penalty for failure to comply with any Employment Law, and (iii) has not incurred any material Liability that remains unsatisfied as of the date of this Agreement for any material past due arrears of wages or any material penalty for failure to comply with payment of wages. As of the date of this Agreement, there are no material Actions pending or, to the Knowledge of the Company, threatened in writing against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any Employment Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)            During the past six (6) years, the Company has not, to its Knowledge, without direct inquiry, engaged any employees, independent contractors or temporary workers to perform services for the Company who, while so engaged or employed by a Target Company, have primarily resided in or primarily performed work in the United States.

4.19          Benefit Plans.

(a)            No Target Company maintains any employee benefit plan subject to ERISA. During the six (6) year period preceding the Effective Time, no Target Company or any of their ERISA Affiliates has maintained, contributed to, or had an obligation to contribute to (i) a “defined benefit plan” (as defined in Section 414(j) of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a “multiple employer plan” (as described in Section 413(c) of the Code).

(b)            Each Benefit Plan that covers any current or former employee of any Target Company (“Company Benefit Plan”) has been established, administered and funded in material compliance with its terms and with the requirements of all applicable Laws and has been maintained, where required, in good standing with applicable regulatory authorities With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials.

(c)            The consummation of the Transactions will not, by itself: (i) entitle any current or former employee, independent contractor, officer, director or other service provider to any payment or any increase in payment under any Company Benefit Plan, (ii) accelerate the time of payment, funding or vesting of any benefit under any Company Benefit Plan, or (iii) result in any payments or benefits under any agreement with any Target Company that, individually or in combination with any other payment or benefit, could constitute the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 or Section 409A of the Code. Neither the Company nor Seller has any obligation to “gross-up,” compensate, reimburse, “make-whole,” or otherwise indemnify any individual for the imposition of any Tax under Sections 4999 or 409A of the Code. The Company has made available to the Purchaser complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Schedule 4.19(c) sets forth the beneficial and record owners of all outstanding Company Options as of the date of this Agreement (including the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule).

(d)            Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto (including electronic execution and delivery); (ii) each such grant was made in accordance with the terms of the Company Equity Plan and all other applicable Laws; (iii) if Section 409A of the Code is applicable to a Company Option, the per share exercise price of each Company Option was equal or greater than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the applicable grant date; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

4.20          Environmental Laws. Since January 1, 2020, the Target Companies have complied and are in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Target Companies alleging any failure to so comply.

4.21          Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the last two fiscal years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person. Except as set forth on Schedule 4.21, no Target Company has outstanding any material Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or material Personal Property, or material right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company.

4.22          Insurance.

(a)            Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company as of the date hereof relating to a Target Company or its business, products, properties, assets, liabilities, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. In the two (2) years preceding the date of this Agreement, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)            Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole.

4.23          Top Suppliers. Schedule 4.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on March 31, 2021 the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”) along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers are good commercial working relationships and as of the date of this Agreement (i) no Top Supplier within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier, and (v) to the Company’s Knowledge, the consummation of the Transactions will not adversely affect the relationship of any Target Company with any Top Supplier.

4.24          Certain Business Practices.

(a)            No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)            The operations of each Target Company are and have been conducted at all times in material compliance with anti-money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)            No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.25          Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.26          Finders and Brokers. Except as set forth in Schedule 4.26, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the Transactions.

4.27          Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary documents to which it is a party and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.28            Information Supplied. None of the information supplied or to be supplied by the Company specifically in writing for inclusion in the Registration Statement will, when first mailed to the Public Shareholders or at the time of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) any information supplied by or on behalf of the Purchaser or its Affiliates or (b) any projections, estimates, forecasts or forward-looking statements included in the Registration Statement.

4.29            No Other Representations. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies, the Company Security Holders, the Company Shares, the business of the Target Companies, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaim any other representations or warranties, whether implied or made by any Target Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, forward-looking statement, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

Article V
COVENANTS

5.1            Access and Information.

(a)            During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.17, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b)            During the Interim Period, subject to Section 5.17, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

5.2            Conduct of Business of the Company.

(a)            Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (w) ordinary course, ministerial or administrative requirements that do not have any material impact on the Target Companies’ business, (x) as required or permitted by this Agreement or the Ancillary Documents, including, without limitation, the Ananda Trust Investment or in connection with the Financing Transactions or the Private Financing (y) as required by applicable Law (including Covid-19 Measures), or (z) as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) take all commercially reasonable measures to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided that in response to the Covid-19 pandemic, the Company may, in connection with Covid-19 or imposition of restrictions on travel or public gatherings in any applicable jurisdiction, take any Covid Measures.

(b)            Without limiting the generality of Section 5.2(a) and except as required or permitted by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, or required by applicable Law, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(iv)            amend, waive or otherwise change, in any respect, its Organizational Documents, except (i) as required by applicable Law, (ii) for changes that are administrative in nature, or (iii) in connection with or to facilitate the consummation of the Transactions;

(v)             except as set forth on Schedule 5.2(b)(v), authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, other than (A) the issuance of Company Common Stock upon (i) the exercise of Company Options and Company Warrants and other convertible securities outstanding as of the date hereof (or issued prior to the Effective Time in accordance herewith) in accordance with their existing terms or (ii) the conversion of any Preferred Stock and (B) issuance of additional securities pursuant to the Company incentive plan for retention purposes, new hires or to compensate directors;

(vi)            split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except (i) the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service, (ii) any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction and (iii) as set forth on Schedule 5.2(b)(iii));

(vii)            (A) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) except for (x) Indebtedness incurred in connection with the renewal, extension or refinancing of any Indebtedness existing on the date of this Agreement, or (y) Indebtedness in an aggregate principal amount not to exceed $5 million in the aggregate, or (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1 million in the aggregate;

(viii)           except in the ordinary course of business, as otherwise required by the terms of any existing Company Benefit Plan or existing employment Contract as in effect on the date hereof, as otherwise required under applicable Law or as set forth on Schedule 5.2(b)(viii), (A) pay or promise to pay, fund any new, enter into or make any grant of any material severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any member of senior management or above, except in connection with the promotion, hiring or termination of employment of any employee of the Target Companies in the ordinary course of business, (B) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any member of senior management, (C) establish, adopt, enter into, amend or terminate any material Company Benefit Plan or any Contract that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement, (D) increase the wages, salaries or compensation of its executive officers of the Company, other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%) (excluding any new hires or for retention purposes), (E) make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, and in any event not in the aggregate by more than five percent (5%) of the aggregate amount(s) of similar bonus payments or benefits during the preceding fiscal year or other relevant period, or (F) materially increase other benefits of employees generally other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%) of the aggregate value of such (benefits or of similar benefits) provided to employers during the preceding calendar year or other relevant period;

(ix)            make, change or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended income or other material Tax Return or amend any material Tax Return inconsistent with past practice, or surrender any material claim for refund, enter into any material “closing agreement” under Section 7121 of the Code, enter into any material agreement to extend or waive the applicable statute of limitations with respect to any Taxes, initiate any voluntary material Tax disclosure or Tax amnesty or similar filings with any Governmental Authority, enter into any material Tax Sharing Agreement or adopt or make any change in its method of Tax accounting (except as required by applicable Law or interpretation thereof) and except, in each case, in relation to any matter set forth on Schedule 4.14;

(x)              transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Off-the-Shelf Software in the ordinary course of business consistent with past practice or lapses or expirations of non-renewable Contracts pursuant to the terms thereof), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(xi)             terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(xii)           establish any Subsidiary or enter into any new material line of business;

(xiii)           revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or applicable Law (or reasonable interpretation thereof) and after consulting the Company’s outside auditors;

(xiv)          waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company);

(xv)           effect any mass layoff or other material personnel reductions, except in the ordinary course of business or based on individual performance;

(xvi)          acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice, unless the aggregate value of such transactions does not exceed $2 million;

(xvii)         make any capital expenditures in excess of $500,000 individually for any project or set of related projects, or $1,000,000 in the aggregate;

(xviii)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(xix)           voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 individually or $5,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Company Material Contract or Company Benefit Plan in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.2;

(xx)            enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company other than the Stockholder Support Agreements;

(xxi)           take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)          enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii)         authorize or agree to do any of the foregoing actions.

provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including Orders of Governmental Authorities) or otherwise to protect the health or safety of its employees related to Covid-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 5.2. The Company shall notify the Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Target Companies, in consultation with the Purchaser whenever practicable.

5.3            No Control of the Company’s Business. Purchaser acknowledges and agrees that: (i) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in Section 5.1, Section 5.2, or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.

5.4            Conduct of Business of the Purchaser.

(a)            Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.4, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.4, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents, the IPO Prospectus and the obligations set forth in Section 5.23(c), the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b)            Without limiting the generality of Section 5.4(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by any Financing Agreement or the Ananda Trust Investment consented to by the Company in accordance with Section 5.22) or as set forth on Schedule 5.4, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i)              amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii)             authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser Securities issuable upon conversion or exchange of outstanding Purchaser Securities in accordance with their terms, the issuance of securities in connection with any Financing Agreement, the Private Financing or the Ananda Trust Investment (or any other action or transaction by the Purchaser undertaken with the consent of the Company in accordance with Section 5.21), or engage in any hedging transaction with a third Person with respect to such securities;

(iii)            split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)            incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), in excess of $100,000 individually or $200,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.4(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses (including any Private Financing, Financing Agreement, the costs and expenses necessary for an Extension to be funded in accordance with the Sponsor Support Agreement (such expenses, “Extension Expenses”), or the Purchaser’s responsibility for costs and expenses required for filings pursuant to Antitrust Laws, as applicable);

(v)             make or rescind any material election relating to material Taxes, settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended material Tax Return, or make any material change in its method of Tax accounting, in each case except as required by applicable Law or in compliance with GAAP;

(vi)            amend, waive or otherwise change the Trust Agreement in any manner whatsoever;

(vii)           terminate, waive or assign any material right under any Purchaser Material Contract;

(viii)          fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)            establish any Subsidiary or enter into any new line of business;

(x)              fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)             revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii)            waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages paid prior to the Closing (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 individually or $200,000 in the aggregate;

(xiii)           acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)          make any capital expenditures (excluding for the avoidance of doubt, incurring any Expenses);

(xv)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)          voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 (excluding the incurrence of any Extension Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.4 during the Interim Period;

(xvii)         voluntarily incur any Purchaser Transaction Expenses (whether absolute, accrued, contingent or otherwise) in excess of $25,000 (excluding the incurrence of any Extension Expenses) without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed, other than in accordance with the terms of this Section 5.4 during the Interim Period;

(xviii)        enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix)           take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)            authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) or otherwise to protect the health or safety of its employees related to Covid-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 5.4. The Purchaser shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the Purchaser and its Subsidiaries.

5.5            Annual and Interim Financial Statements. During the Interim Period, as promptly as practical following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

5.6            Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall maintain the listing of the Purchaser Units, the Purchaser Class A Ordinary Shares and the Purchaser Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Common Stock and the Purchaser Warrants.

5.7            No Solicitation.

(a)            For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated or permitted by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies, taken as a whole (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, merger, consolidation or similar transaction, and (B) with respect to the Purchaser and its Affiliates, a transaction concerning or constituting a Business Combination involving Purchaser.

(b)            During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each of the Company and the Purchaser shall not, and shall cause its Representatives to not, without the prior written consent of the other Party and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)            Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information unless the disclosure of such information is prohibited by a confidentiality or nondisclosure agreement in effect as of the date hereof. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.8            No Trading. The Company hereby agrees that, while it is in possession of material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I).

5.9            Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.10            Efforts.

(a)            Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b)            In furtherance and not in limitation of Section 5.10(a), to the extent required under any Laws (including but not limited to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended (the “HSR Act”)) that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or a lessening of competition (“Antitrust Laws”), each Party hereto agrees to make or have its ultimate parent entity as that term is defined in the HSR Act to make, any required filing or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) to the extent permitted by applicable Law, keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)            As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use reasonable best efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting to the extent legally permissible. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents. Notwithstanding anything to the contrary, none of the Parties shall extend any waiting period or comparable period under the Antitrust Laws or enter into any agreement with any Governmental Authority without the written consent of the other Parties.

(a)            Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts; provided that none of the Target Companies shall be required to make any payments to, or modify or waive the terms of any Contract with, any Person in order to obtain any such Consents.

5.11            Tax Matters.

(a)            Tax Structuring. (i) Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and (ii) Purchaser shall use its reasonable best efforts to cause the Domestication to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger or the Domestication to fail to qualify, respectively, as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and shall report, for federal income tax purposes, and shall not take any position inconsistent with (whether in audits, Tax Returns or otherwise) the treatment of, each of the Merger and the Domestication as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the treatment described in this Section 5.11 by any Governmental Authority.

(b)            Withholding. Each of the Zoomcar India Escrow Agent, Earnout Escrow Agent, the Surviving Corporation, the Seller Representative, Purchaser and any other withholding agent will be entitled to deduct or withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amount of consideration, and at such time and manner, as Purchaser and the Company, acting reasonably, may determine, in their sole discretion, to be necessary and appropriate in order to satisfy any Tax withholding obligations of Purchaser or the Surviving Corporation with respect to the issuance or delivery of such consideration (which Tax withholding obligations shall be the responsibility of each recipient thereof) under any provision of any applicable Law. To the extent that any such consideration is withheld to offset amounts paid to the appropriate taxing authority, such withheld consideration will be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payment in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary herein, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement shall be payable in accordance with the applicable payroll procedures of the Target Companies.

5.12          Transfer Taxes. The Purchaser shall pay for and bear any sales, use, real property transfer, stamp, stock transfer, or other similar transfer Taxes imposed on Purchaser, Merger Sub or any Target Company in connection with the Merger or other transactions contemplated by this Agreement.

5.13          Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.14          The Registration Statement.

(a)            As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain (i) a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Purchaser Special Meeting (defined below) and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters and (ii) a proxy statement or consent solicitation statement for the purpose of soliciting proxies or consents from Company stockholders for the matters to be acted upon at the Company Special Meeting (defined below). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger and the Domestication (and, to the extent required, the issuance of any shares in connection with any Financing Agreement, the Ananda Trust Investment or any other transaction contemplated hereby), by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the Cayman Islands Companies Law, the DCGL and the rules and regulations of the SEC and Nasdaq, (ii) the effecting of the Domestication, (iii) the change of name of the Purchaser and the adoption and approval of the Amended Organizational Documents, (iv) the adoption and approval of a new equity incentive plan (the “Incentive Plan”), in a form to reasonably agreed upon by the Purchaser and the Company during the Interim Period, which will provide for awards for a number of shares of Purchaser Common Stock equal to (A) 12% of the aggregate number of shares of Purchaser Stock issued and outstanding immediately after the Closing (as calculated after giving effect to the Redemption), on a fully-diluted basis, such reserve to be automatically increased as of January 1 of each calendar year beginning with January 1, 2023 and continuing until (and including) January 1, 2032, with such annual increase equal to 3%, (v) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.19 hereof, (vi) any other proposals as the SEC (or any staff-member thereof may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, and (vii) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vii), collectively, the “Purchaser Shareholder Approval Matters”), and (viii) the adjournment of the Purchaser Special Meeting if necessary or desirable in the reasonable determination of Purchaser and the Company. The Purchaser Board shall not withdraw, amend, qualify or modify its recommendation that the Purchaser Shareholders approve the Purchaser Shareholder Approval matters. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting after reasonable consultation with and approved by the Company. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments in good faith. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)            The Purchaser shall cause any information concerning the Purchaser or its shareholders, officers, directors, assets, Liabilities, condition (financial or otherwise), business and operations included in the Registration Statement, or in any amendments or supplements thereto, to be true and correct and to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading and shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of the Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that the Purchaser shall not amend or supplement the Registration Statement without prior consultation with the Company.

(c)            The Purchaser, with the reasonable assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. No filing of, or amendment or supplement to the Offer Documents will be made by the Purchaser or the Company without the approval of the Company or the Purchaser, respectively (each such approval not to be unreasonably withheld, conditioned or delayed). No response to any comments from the SEC or the staff of the SEC relating to the Offer Documents will be made by the Purchaser without the prior consent of the Company (such consent not to be unreasonably withheld, conditions or delayed), and without providing the Company, as applicable, a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(d)            As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall (i) cause the Proxy Statement to be disseminated to the Purchaser’s shareholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents and Nasdaq listing rules, for a date no later than thirty (30) days following the date the Registration Statement is declared effective, (iii) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Purchaser Shareholder Approval Matters, and (iv) call the Purchaser Special Meeting in accordance with the Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e)            Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption. Purchaser shall apply for, and shall take any and all reasonable and necessary actions to cause, the Purchaser Common Stock to be issued in connection with the Merger to be approved for listing on the Nasdaq as of the Closing.

5.15            Company Stockholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its stockholders or otherwise solicit written consents in order to obtain the Required Company Stockholder Approval (the “Company Special Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Stockholder Support Agreements.

5.16            Public Announcements.

(a)            The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)            The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within two (2) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (“Federal Securities Laws”), which the Company shall review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed); provided, that the Purchaser shall provide the Company with a reasonable amount of time to complete such review, comment and approval prior to the second (2nd) Business Day after the date hereof. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative shall review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

5.17            Confidential Information.

(a)            The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.17(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.17(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)            The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.17(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.17(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

5.18          Intentionally Omitted.

5.19          Post-Closing Board of Directors and Executive Officers.

(a)            The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) two persons that are designated by the Purchaser prior to the Closing (the “Purchaser Directors”), both of whom shall qualify as an independent director under Nasdaq rules, (ii) three persons that are designated by the Company prior to the Closing (the “Company Directors”) and (iii) two additional persons, who shall qualify as independent directors under Nasdaq rules, designated by the Company prior to the Closing, such designees to be reasonably acceptable to the Purchaser. In accordance with the Purchaser Organizational Documents as in effect at the Closing, the Post-Closing Purchaser Board will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors (constituting the two (2) Company Directors who qualify as independent), initially serving a one (1) year term, such initial term effective from the Closing until the first annual meeting of the Purchaser shareholders after the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors (constituting the Purchaser Directors), initially serving a two (2) year term, such initial term effective from the Closing until the second annual meeting of the Purchaser shareholders after the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third a class of directors, the Class III Directors (constituting the remaining Company Directors) serving a three (3) year term. In accordance with the Amended Organizational Documents, no director on the Post-Closing Purchaser Board may be removed without cause. At or prior to the Closing, the Purchaser will provide each member of the Post-Closing Purchaser Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, to be effective upon the Closing (or if later, upon such director’s appointment).

(b)            The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the officers, of the Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to any such role, in which case, such other person identified by the Company shall serve in such role).

(c)            If any Person designated pursuant to Section 5.19(a) is not duly elected at the Purchaser Special Meeting, the Parties shall take all necessary action to fill any such vacancy on the Post-Closing Purchaser Board with an alternative person designated by the Company or the Purchaser pursuant to Section 5.19(a).

5.20            Indemnification of Directors and Officers; Tail Insurance.

(a)            The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.20 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)            For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted at or prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

(c)            The D&O Indemnified Persons entitled to the indemnification, liability limitation, and exculpation provisions set forth in this Section 5.20 are intended to be third-party beneficiaries of this Section 5.20. This Section 5.20 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Purchaser and the Company. The rights of each D&O Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Company, any other indemnification arrangement, any applicable Law or otherwise.

5.21          Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by the Purchaser pursuant to any Financing Agreements shall first be used to pay (a) the Purchaser’s and the Company’s accrued Expenses on a pari passu basis, (b) the Purchaser’s deferred Expenses (including cash amounts, if any, payable to the IPO Underwriter and any legal fees) of the IPO, (c) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses and (d) any other Liabilities of the Purchaser and the Company as of the Closing, provided that, except as otherwise agreed by the Company, such Expenses attributable solely to the fees, costs and expenses incurred by Purchaser (excluding Extension Expenses and deferred fees payable to the IPO Underwriter) shall not exceed $11,000,000; and provided, further, that the incurrence of additional Expenses by the Purchaser during the Interim Period shall be subject to Section 5.3. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.

5.22          Financing Transactions . During the Interim Period, the Purchaser shall use best efforts to enter into written agreements with third party investors reasonably acceptable to the Company (the “Financing Investors”) for aggregate proceeds of at least $50 million from investors to be reasonably approved by the Company (the “Financing Agreements,” and the transactions contemplated thereby, the “Financing Transactions”). If requested by the Purchaser, the Company shall, and shall cause its Representatives to, reasonably cooperate with the Purchaser in connection with discussion, negotiation and entry into the applicable definitive Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser). The Purchaser shall not enter into, amend or waive any right or obligation under any Financing Agreements (or take any action with equivalent effect) without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned). The Purchaser will deliver to the Company true, correct and complete copies of each Financing Agreement entered into by the Purchaser and any other Contracts between the Purchaser and Financing Investors.

5.23         Additional Agreements

(a)            Prior to the Closing, the Company shall enter into new employment agreements with each Key Employee in form and substance reasonably acceptable to the Purchaser (each, a “Key Employee Employment Agreement”), each of which will become effective not later than the Closing.

(b)            Prior to the Closing, the Purchaser, certain shareholders of the Purchaser and certain Company Stockholders who will be Affiliates of the Purchaser immediately after the Closing shall enter into the A&R Registration Rights Agreement in a form to be reasonably acceptable to the Purchaser and the Company, which will amend and restate that certain Registration Rights Agreement, dated as of October 26, 2021, by and among the Purchaser, the Sponsor and the other parties thereto (the “Original RRA”) to provide such Company Stockholders with registration rights that are substantially similar in all material respects to, and pari passu with, the registration rights of the Sponsor pursuant to the Original RRA; provided, that, if applicable, such A&R Registration Rights Agreement shall provide for registration rights for any Financing Investors.

(c)            The Purchaser shall seek to obtain the approval of its shareholders for an Extension, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, of the deadline by which it must complete its Business Combination for a period of six (6) months, or such shorter period of time as mutually agreed by the Purchaser and the Company, (the “Prescribed Extension Period” and such extension, the “Prescribed Extension”) on terms mutually agreeable by the Company and shall implement such Prescribed Extension.

(d)            Prior to the Closing, the Company shall take all such actions required of the Company to give effect to the Company Preferred Stock Exchange in accordance with Section 1.7. During the Interim Period, the Target Companies shall use commercially reasonable efforts to complete the actions described in Schedule 5.2(b) with respect to the other Target Companies identified therein.

5.24            Interim Period.

During the Interim Period the Parties will cooperate in good faith with respect to the matters set forth on Schedule 5.24.

Article VI

CLOSING CONDITIONS

6.1            Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)            Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement and the Purchaser Memorandum and Articles shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b)            Required Company Stockholder Approval. The Company Special Meeting shall have been held in accordance with the DGCL and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise), which requisite vote is described in Schedule 6.1(b), shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”).

(c)            Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d)            Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(d) shall have been obtained or made.

(e)            Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(e) shall have each been obtained or made.

(f)            No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g)            Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption, the Purchaser shall have net tangible assets of at least $5,000,001.

(h)            Purchaser Domestication. The Domestication shall have been consummated in accordance with Section 1.8.

(i)            Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.19.

(j)            Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

6.2            Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1 , the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)            Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b)            Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)            No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d)            Earn-Out. The Purchaser shall have delivered the Stockholder Earnout Shares into the Earnout Escrow Account for contingent future distribution upon the occurrence of certain events as set forth in this Agreement and the Earnout Escrow Agreement.

(e)            Zoomcar India. The Purchaser shall have delivered the Zoomcar India Escrow Shares into the Zoomcar India Escrow Account for future distribution pursuant to the terms of this Agreement and the Zoomcar India Escrow Agreement.

(f)            Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of Redemptions) and the proceeds from the Financing Transactions, after payment of the Company Transaction Expenses and Purchaser Transaction Expenses (including, with regard to the Purchaser, Extension Expenses) and other Liabilities due at the Closing, at least equal to fifty million U.S. Dollars ($50,000,000).

(g)            Nasdaq Listing. The shares of Purchaser Common Stock shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(h)            Closing Deliveries.

(i)            Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b), and Section 6.2(c).

(ii)            Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication), (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii)            Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser and Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)            Escrow Agreements. The Company shall have received copies of the (i) Earnout Escrow Agreement, duly executed by the Purchaser and the Earnout Escrow Agent and (ii) Zoomcar India Escrow Agreement, duly executed by the Purchaser and the Zoomcar India Escrow Agent.

(v)            Registration Rights Agreement. The Company shall have received a copy of the A&R Registration Rights Agreement duly executed by the Purchaser and the other parties to the Original RRA.

6.3            Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)            Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b)            Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d)           Certain Ancillary Documents. Each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)           Closing Deliveries.

(i)            Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(ii)            Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii)           Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company (if such concept is applicable in the relevant jurisdiction) certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)          Certified Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.

(v)            Key Employee Agreements. The Purchaser shall have received a duly executed Key Employee Employment Agreement from each Key Employee.

(vi)          Escrow Agreements. The Purchaser shall have received copies of the (i) Earnout Escrow Agreement, duly executed by the Seller Representative and the Earnout Escrow Agent and (ii) Zoomcar India Escrow Agreement, duly executed by the Seller Representative and the Zoomcar India Escrow Agent.

(vii)         Registration Rights Agreement. The Purchaser shall have received a copy of the A&R Registration Rights Agreement duly executed by the Company and the other parties to the Original RRA.

(viii)        Resignations. Subject to the requirements of Section 5.20, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(ix)           Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Target Companies and/or Company Security Holders or other Related Persons set forth on Schedule 6.3(e)(ix) shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

6.4            Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1           Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)            by mutual written consent of the Purchaser and the Company;

(b)            by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by the earlier of (i) six months from the date hereof or (ii) January 29, 2023 (the “Outside Date”), provided that, notwithstanding anything herein to the contrary, if the Purchaser obtains the approval of its shareholders for the Prescribed Extension, then the Outside Date, automatically and without action on the part of any Party, shall be extended for an additional period ending on the last date then in effect for the Purchaser to consummate its Business Combination pursuant to the applicable month during the Prescribed Extension Period; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholders) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)            by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)            by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e)            by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)            by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained; or

(g)            by written notice by the Purchaser to the Company, if (i) the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained or (ii) the Company solicits the written consent of the Company Stockholders in lieu of the Company Special Meeting, and the 60th day following the first date on which a consent in response to such solicitation was delivered to the Company has passed, and the Required Company Stockholder Approval was not obtained.

7.2            Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (a) Sections 5.16, 5.17, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (b) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any claim in respect of a Fraud Claim against such Party, in either case, prior to the termination of this Agreement (in each case of clauses (a) and (b) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3            Fees and Expenses . Subject to Sections 5.10(b), 8.1 and 9.14, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, any Extension Expenses and costs and expenses relating to the Financing Agreements. Notwithstanding the foregoing, the Purchaser and the Company each agree to each be responsible for fifty percent (50%) of all filing fees and expenses under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the HSR Act (“Antitrust Expenses”).

Article VIII
WAIVERS AND RELEASES

8.1            Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public shareholders (including overallotment shares acquired by the Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an Extension, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within fifteen (15) months after the closing of the IPO, subject to extension by amendment to Purchaser’s Organizational Documents,  (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses if the Purchaser fails to consummate a Business Combination and the Purchaser is dissolved according to its Organizational Documents, or (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative (on behalf of the Company Stockholders) and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. Notwithstanding the foregoing, nothing contained in this Section 8.1 shall serve to limit or prohibit (x) the Company’s right to pursue a claim for a breach for legal relief against assets held outside the Trust Account, for specific performance or other non-monetary relief, or (y) any claims that the Company may have in the future against assets or funds that are not held in the Trust Account (including any funds that have been released from such trust account and any assets that have been purchased or acquired with any such funds). This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article IX
MISCELLANEOUS

9.1            No Survival. Representations and warranties of the Company and the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

9.2            Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:

Innovative International Acquisition Corp.

24681 La Plaza Ste 300

Dana Point, CA 92629

Attn: Mohan Ananda

Telephone No.: (805) 907-0597

Email: mohan@innovativeacquisitioncorp.com

with a copy (which will not constitute notice) to:

McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, New York 10017
Attn: Ari Edelman, Esq.
Attn: Sunyi Snow, Esq.
Telephone No.: (212) 547-5372
Email: aedelman@mwe.com
Email: ssnow@mwe.com

If to the Company, to: Zoomcar, Inc. 40 Archer Drive Bronxville, NY 10708 Attn: Gregory Moran Telephone No.: 917-693-2861 Email: Greg@zoomcar.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Stuart Neuhauser, Esq.
Attn: Meredith Laitner, Esq.
Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com
Email: mlaitner@egsllp.com

If to the Seller Representative to: Zoomcar, Inc. 40 Archer Drive Bronxville, NY 10708 Attn: Gregory Moran Telephone No.: 917-693-2861 Email: Greg@zoomcar.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Stuart Neuhauser, Esq.
Attn: Meredith Laitner, Esq.
Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com
Email: mlaitner@egsllp.com

If to the Purchaser after the Closing, to: Zoomcar Holdings, Inc. 40 Archer Drive Bronxville, NY 10708 Attn: Gregory Moran Telephone No.: 917-693-2861 Email: Greg@zoomcar.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Stuart Neuhauser, Esq.
Attn: Meredith Laitner, Esq.
Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com
Email: mlaitner@egsllp.com

9.3            Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Purchaser and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.4            Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.20, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.5            Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any other state court of the State of Delaware or the United States District Court for the District of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any other state court of the State of Delaware or the United States District Court for the District of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or in any other state court of the State of Delaware or the United States District Court for the District of Delaware, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1 Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.6            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7            Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.8            Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9            Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company and the Seller Representative. Prior to the Closing, any amendment pursuant to this Section 9.9 of this Agreement on behalf of the Purchaser shall require the approval of the Special Committee.

9.10         Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Security Holders may (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Prior to the Closing, any waiver pursuant to this Section 9.10 of this Agreement on behalf of the Purchaser shall require the approval of the Special Committee.

9.11         Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.12         Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser, its shareholders or stockholders under the Cayman Islands Companies Law or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

9.13         Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14         Seller Representative.

(a)            Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Greg Moran in the capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Stockholder Pro Rata Share; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Purchaser, shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.14 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b)            Any other Person, including the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no other Party shall have any cause of action against the Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser and the Company shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 9.14(d) of the replacement of the Seller Representative).

(c)            The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any Losses that any Company Stockholder or any Indemnifying Party may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 9.14 shall survive the Closing and the resignation or removal of the Seller Representative and continue indefinitely.

(d)            If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Stockholder Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser and the Company in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

Article X
DEFINITIONS

10.1          Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing.

“Aggregate Exercise Price” means the sum of (a) the sum of the exercise prices of all vested Company Options and (b) the sum of the exercise prices of all Company Warrants, in each case outstanding as of immediately prior to the Effective Time.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Net Debt” means as of the Closing, (i) the aggregate amount of all Indebtedness of the Target Companies (excluding, for the avoidance of doubt, the Ananda Trust Investment and any Private Financing, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles. For the avoidance of doubt, Closing Net Debt can result in an increase to the Merger Consideration.

“COC Notice Date” means the date twenty (20) business days after receipt of the COC Earnout Statement by the Seller Representative as described in Section 1.16.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, immediately prior to the Effective Time.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Notes” means those convertible promissory notes issued in the Private Financing.

“Company Convertible Securities” means, collectively, the Company Options, the Company Warrants, the Company Convertible Notes and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Plan” means the Company’s 2012 Equity Incentive Plan, as amended from time to time.

“Company Fully Diluted Shares” means the aggregate of (a) number of shares of Company Stock that are issued and outstanding; (b) the number of shares of Company Stock issuable upon the exercise of Company Options (other than unvested Company Options); (c) the number of shares of Company Stock issuable upon the exercise of Company Warrants outstanding; and (d) the number of shares of Company Common Stock issuable in exchange for the Zoomcar India Stock, in each case as of immediately prior to the Effective Time.

“Company Option” means an option to purchase Company Common Stock granted pursuant to the Company Equity Plan.

“Company Preferred Stock” means the Company Series Seed Preferred Stock, the Company Series A Preferred Stock, the Company Series A2 Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock, the Company Series E Preferred Stock and the Company Series E-1 Preferred Stock.

“Company Securities” means, collectively, the Company Stock, the Company Options, the Zoomcar India Stock and any other Company Convertible Securities outstanding immediately prior to the Effective Time.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Series Seed Preferred Stock” means the Series Seed preferred stock, par value $0.0001 per share, of the Company.

“Company Series A Preferred Stock” means the Series A preferred stock, par value $0.0001 per share, of the Company.

“Company Series A2 Preferred Stock” means the Series A2 preferred stock, par value $0.0001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B preferred stock, par value $0.0001 per share, of the Company.

“Company Series C Preferred Stock” means the Series C preferred stock, par value $0.0001 per share, of the Company.

“Company Series D Preferred Stock” means the Series D preferred stock, par value $0.0001 per share, of the Company.

“Company Series E Preferred Stock” means the Series E preferred stock, par value $0.0001 per share, of the Company.

“Company Series E-1 Preferred Stock” means the Series E-1 preferred stock, par value $0.0001 per share, of the Company.

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Company Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated hereby, including (i) any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company and any premiums payable by the Company in connection with any directors’ and officers’ insurance, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Merger Sub or any Target Company in connection with the Transactions.

“Company Warrant” means warrants to purchase Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), in each case only if legally binding.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Copyrights” means any works of authorship, mask works, designs and other equivalent works, and all copyrights, design rights, or equivalent rights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights and all moral and economic rights in any of the foregoing.

“Covid-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“Covid Measures” means such actions as are reasonably necessary (A) to protect the health and safety of the Target Companies’ employees and other individuals; (B) to respond to disruptions caused by Covid-19; or (C) in response to government orders; provided, that following any such suspension, to the extent that any Person took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice that can reasonably be reversed or altered, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excise Taxes” means Taxes pursuant to the Inflation Reduction Act of 2022.

“Financing Agreement” means any private placement, entry into backstop, non-redemption or similar agreements, but not including the Ananda Trust Investment and the Private Financing.

“Fraud Claim” means any claim based in whole or in part upon actual fraud under Delaware common law (including the element of scienter).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Harmful Code” means any surreptitious computer code or other mechanism of any kind designed to disrupt, disable or harm the operation of any Software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information or Company Intellectual Property, including viruses, Trojan horses, worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command, in each case excluding license keys or similar license authentication or management software or devices.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, but excluding Permitted Debt and excluding the Ananda Trust Investment and the Private Financing, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien (other than a Permitted Lien) on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness described in clauses (a) through (g) above of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to and rights arising from the preceding types of property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses, Internet Protocol addresses, and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of October 26, 2021, and filed with the SEC on October 28, 2021 (File No. 33-260089).

“IPO Underwriter” means Cantor Fitzgerald & Co., the underwriter in the IPO.

“Key Employee” means each of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technology and Product Officer .

“Knowledge” means, with respect to (a) the Company, the actual knowledge of Greg Moran, Geiv Dubash, and Shachi Singh, after reasonable inquiry of their direct reports or (b) any other Party, (i) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry of their direct reports, or (ii) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether direct or indirect, whether matured or unmatured, whether due or to become due and required to be recorded or reflected on a balance sheet under GAAP), including Tax liabilities.

“Lien” means any mortgage, pledge, security interest, attachment, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other transactions contemplated hereby (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (v) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic (including Covid-19 or any Covid-19 Measures or any change in such Covid-19 Measures or interpretations following the date hereof, and including any impact of such pandemics on the health of any officer, employee or consultant of such Person or its Subsidiaries), including the effects of any Governmental Authority or other third-party responses thereto; and (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that (x) any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Global Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority, in each case only if legally-binding.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate or memorandum of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, and other patent rights (including any divisionals, provisionals, non-provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means the quotient of (a) the Merger Consideration divided by (b) the Company Fully Diluted Shares.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Tax Liabilities arising in the ordinary course of business and other charges of any Governmental Authority which are not, individually or in the aggregate, material to the Target Companies, taken as a whole, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which an adequate reserve has been recorded on the books of the Target Companies in accordance with past practices of the Target Companies, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Private Financing” means a financing of up to $40 million of gross proceeds, including in the form of debt or equity or convertible securities.

“Private Financing Payout Amount” means the product of (A) the gross proceeds of the Private Financing divided by (B) (i) 1 minus (ii) the percentage difference between the conversion price of the Ananda Trust Note and the conversion price of the Private Financing.

“Purchaser Common Stock” means the shares of common stock, par value $0.0001 per share, of the Purchaser following the consummation of the Domestication.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (a) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Memorandum and Articles” means the amended and restated memorandum and articles of association of the Purchaser.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Preference Shares” means the preference shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Securities” means the Purchaser Units, the Purchaser Class A Ordinary Shares, the Purchaser Class B Ordinary Shares, the Purchaser Preference Shares, the Purchaser Warrants, collectively.

“Purchaser Units” means the units issued in the IPO each consisting of one Class A Ordinary Share and one half of one warrant (each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share) issued by the Purchaser pursuant to, and with the terms set forth in, the Memorandum and Articles.

“Purchaser Warrants” means the one-half of a warrant, originally included as part of Purchaser Units, each whole warrant entitling the holder thereof to purchase one (1) Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Transaction Expenses” means without duplication, the fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, consultants and other advisors and service providers in connection with Purchaser’s negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby, including any deferred underwriting fees incurred by Purchaser in connection with its initial public offering and any premiums payable by the Purchaser in connection with any directors’ and officers’ insurance or the “tail” policy pursuant to Section 5.20; and including any and all expenses of or incurred by the Special Committee and also including the aggregate amount (principal plus interest, if any, through the Effective Date) of any promissory notes issued by the Purchaser in consideration of working capital loans to the Purchaser made or entered into on or after the date hereof through the Effective Date, to the extent repayable (and actually repaid) in cash at the Closing, provided, however, that “Purchaser Transaction Expenses” shall not include (i) the filing fee of the HSR Act filing, and (ii) any litigation expenses arising from the transactions contemplated hereby including any litigation related fees and expenses of attorneys, accountants and other advisors.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants) acting on such person’s behalf, agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Innovative International Sponsor I LLC, a Delaware limited liability company.

“Stockholder Earnout Shares” means 20 million shares of Purchaser Common Stock placed into the Earnout Escrow Account at the Closing.

“Stockholder Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by the Purchaser to such Company Stockholder in respect of the shares of Company Stock held by such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration payable by the Purchaser to all Company Stockholders in respect of the shares of Company Stock held by them in accordance with the terms of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax” or “Taxes” means all direct or indirect federal, state, local, non-U.S. and other net income, gross income, gross receipts, capital gains, capital stock, sales, use, value-added, ad valorem, transfer, franchise, profits, production, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, escheat or abandoned property, customs, duties or other taxes, fees, assessments or charges in the nature of tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, social media identifiers, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transactions” means the transactions contemplated by this Agreement, including, but not limited to the Domestication and the Merger, but excluding any Private Financing.

“Trading Day” means any day on which shares of Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which the Purchaser Common Stock are then traded.

“Trust Account” means the trust account established by the Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 26, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the applicable date(s), as reported by Bloomberg through its “VWAP” or other applicable function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the applicable date(s), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Zoomcar India” means Zoomcar India Private Limited, a majority-owned subsidiary of the Company.

“Zoomcar India Series P1 Stock” means Series P1 Preferred Stock of Zoomcar India.

“Zoomcar India Series P2 Stock” means Series P2 Preferred Stock of Zoomcar India.

“Zoomcar India Stock” means Zoomcar India Series P1 Stock and Zoomcar India Series P2 Stock.

“Zoomcar India Subscription Agreements” means the Subscription Agreements relating to the purchase of the Zoomcar India Stock.

“Zoomcar India Swap” means an exchange of shares of Zoomcar India Stock for applicable Company Securities pursuant to Zoomcar India Subscription Agreements in accordance with, and following satisfaction (to be determined by the Company) of, applicable legal and contractual requirements.

10.2            Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	5.7(a)
Ananda Trust Financing	Recitals
Agreement	Preamble
Alternative Transaction	5.7(a)
Amended Organizational Documents	1.8
Ananda Trust	Recitals
Ananda Trust Investment	Recitals
Ananda Trust Note	Recitals
Antitrust Laws	5.10(b)
Assumed Option	1.10(d)
Assumed Warrant	1.10(e)(ii)
Balance Sheet Date	4.7(a)
Business Combination	8.1
Cayman Islands Companies Law	Recitals
Certificate of Merger	1.2
CFO	1.16(c)
Change of Control	1.16(j)
Closing	2.1
Closing Date	2.1
Closing Filing	5.16(b)
Closing Press Release	5.16(b)
Closing Statement	1.12(viii)
COC Earnout Statement	1.16(g)
Company	Preamble
Company Benefit Plan	4.19(b)
Company Certificates	1.11(a)
Company Directors	5.19
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.13(a)
Company IP Licenses	4.13(a)
Company Material Contracts	4.12(a)
Company Permits	4.10
Company Preferred Stock Exchange	1.7
Company Registered IP	4.13(a)
Company Special Meeting	5.15
Consideration Spreadsheet	1.12(a)
Conversion Ratio	1.9
Dissenting Shares	1.15
Dissenting Stockholders	1.15
Domestication	1.8
D&O Indemnified Persons	5.20
D&O Tail Insurance	5.20(b)
DCGL	Recitals
Earnout Escrow Account	1.16(a)
Earnout Escrow Agreement	1.16(a)
Earnout Escrow Agent	1.16(a)
Earnout Escrow Property	1.16(a)
Earnout Period	1.16(a)
Earnout Statement	1.16(c)
Effective Time	1.2
Enforceability Exceptions	3.2
Exchange Agent	1.11(a)
Exchange Fund	1.11(a)
Expenses	7.3
Extension	5.4(a)
Extension Expenses	5.4(a)(iv)
Federal Securities Laws	5.16(b)
Financing Agreements	5.22
Financing Transactions	5.22
HSR Act	5.10(b)
Implied Price Per Share	1.16(f)
Inbound IP License	4.13(c)
Incentive Plan	5.14
Interim Period	5.1(a)
Key Employee Employment Agreement	5.23
Letter of Transmittal	1.11(a)
Lock-Up Agreement	Recitals
Merger	Recitals
Merger Consideration	1.9
Merger Sub	Preamble
OFAC	3.19(c)
Original RRA	5.23(a)
Outbound IP License	4.13(c)
Outside Date	7.1(b)
Party(ies)	Preamble
Post-Closing Purchaser Board	5.19(a)
Prescribed Extension	5.23(c)
Prescribed Extension Period	5.23(c)

Term	Section
Proxy Statement	5.14
Public Certifications	3.6(a)
Public Shareholders	8.1
Purchaser	Preamble
Purchaser Directors	5.19(a)
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(b)
Purchaser Material Contract	3.13(a)
Purchaser Shareholder Approval Matters	5.14
Purchaser Special Meeting	5.14
Redemption	5.14
Registration Statement	5.14
Related Person	4.21
Released Claims	8.1
Required Company Stockholder Approval	6.1(b)
Required Purchaser Shareholder Approval	6.1(a)
SEC Reports	3.6(a)
Seller Representative	Preamble
Seller Representative Documents	9.14(a)
Share Price Targets	1.16(b)(ii)
Signing Filing	5.16
Signing Press Release	5.16(b)
Special Committee	Recitals
Specified Courts	9.5
Sponsor	Recitals
Stockholder Merger Consideration	1.9
Stockholder Support Agreements	Recitals
Surviving Corporation	1.1
Tier I Share Price Target	1.16(b)(i)
Tier II Share Price Target	1.16(b)(ii)
Top Supplier	4.23
Transmittal Documents	1.11(b)
Zoomcar India Escrow Account	1.17
Zoomcar India Escrow Agent	1.17
Zoomcar India Escrow Agreement	1.17
Zoomcar India Escrow Shares	1.17

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger and Reorganization to be signed and delivered as of the date first written above.

The Purchaser:

INNOVATIVE INTERNATIONAL ACQUISITION CORP.

By:	/s/ Mohan Ananda
	Name:	Mohan Ananda
	Title:	Chief Executive Officer

Merger Sub:

INNOVATIVE International Merger Sub, Inc.

By:	/s/ Mohan Ananda
	Name:	Mohan Ananda
	Title:	President

[Signature Page to Merger Agreement]

The Company:

ZOOMCAR, INC.

By:	/s/ Gregory Bradford Moran
	Name:	Gregory Bradford Moran
	Title:	President and Chief Executive Officer

The Seller Representative:

GREGORY BRADFORD MORAN, solely in the capacity as the Seller Representative hereunder

By:	/s/ Gregory Bradford Moran
	Name:	Gregory Bradford Moran

[Signature Page to Merger Agreement]